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                                                                    EXHIBIT 12.3

                                                PSEG POWER LLC
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      FOR THE NINE
                                                      MONTHS ENDED                          FOR THE YEARS ENDED
                                                      SEPTEMBER 30,                             DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                                    2005        2004        2004        2003        2002        2001        2000
                                                  --------------------------------------------------------------------------------
                                                                             (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $    303    $    319    $    550    $    815    $    781    $    644    $    521
Fixed Charges                                          162         171         225         219         219         213         209
Capitalized Interest                                   (72)        (83)       (107)       (106)        (93)        (62)        (11)
Preferred Stock Dividend Requirements                   --          --          --          --          --          --          --
                                                  --------------------------------------------------------------------------------
Total Earnings                                    $    393    $    407    $    668    $    928    $    907    $    795    $    719
                                                  ================================================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $    161    $    171    $    224    $    217    $    217    $    206    $    209
Preferred Securities Dividends Requirements of
Subsidiaries                                            --          --          --          --          --          --          --
Interest Factor in Rentals                               1          --           1           2           2           7          --
                                                  --------------------------------------------------------------------------------
Total Fixed Charges                               $    162    $    171    $    225    $    219    $    219    $    213    $    209
                                                  ================================================================================

Ratio of Earnings to Fixed Charges                    2.43        2.38        2.97        4.24        4.14        3.73        3.44
                                                  ================================================================================
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(A)   The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.